Exhibit 99.2

Explanation of Responses

(1)

Directly owned by Capital Z Partners III, L.P. (“Capital Z III”). Capital Z Partners III GP, L.P. ("Capital Z III LP") is the general partner of Capital Z III. Capital Z Partners III GP, Ltd. ("Capital Z III GP") is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z Partners Management, LLC ("Cap Z Management") is the investment authority for Capital Z III, and its principal business is performing investment management services for Capital Z III. Cap Z Management, Capital Z III LP., Capital Z III GP LP and Capital Z III may be deemed to be part of a "group" (within the meaning of Rule 13d-5(b) under the Securities Exchange of 1934, as amended and incorporated by reference in Rule 16a-1 of the Exchange Act) but each individual entity described above disclaims beneficial ownership of securities held by any other entity except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by such other entity.

(2)

Represents securities of the Issuer held directly by Capital Z Financial Services Fund II, L.P. (“Capital Z”), Capital Z Financial Services Private Fund II, L.P. (“Capital Z Private Fund”) and Cap Z Management. The sole general partner of Capital Z and Capital Z Private Fund is Capital Z Partners, L.P. (“Capital Z LP”), the sole general partner of Capital Z LP is Capital Z Partners, Ltd. (“Capital Z Ltd”). The principal business of Cap Z Management is performing investment management services for Capital Z and Capital Z Private Fund. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), Capital Z LP, Capital Z Ltd and Cap Z Management may be deemed to be the beneficial owners of the securities held by Capital Z, Capital Z Private Fund and with respect to Capital Z LP and Capital Z Ltd, also held by Cap Z Management although Capital Z LP, Capital Z Ltd and Cap Z Management disclaim beneficial ownership of such securities, except with respect to the securities of the Issuer held directly by it and to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by Capital Z and Capital Z Private Fund.

(3)

Bradley E. Cooper is a shareholder of Capital Z Ltd and an officer and co-owner of Cap Z Management. Mr. Cooper is also a director of the Issuer. Mr. Cooper transferred to Cap Z Management the shares and an option to Cap Z Management for no consideration on the Transaction Date. The shares and the option acquired on the Transaction Date are directly held by Cap Z Management.

(4)	The option will vest and become exercisable in three substantially equal installments on May 13, 2010, 2011 and 2012.